Exhibit 10.4

GUARANTY AGREEMENT

GUARANTY AGREEMENT (the “Guaranty”) dated as of March __, 2013 (the “Closing Date”) by and among Sysorex Global Holdings Corp., a Nevada corporation, having an address at 3375 Scott Blvd., Suite 440, Santa Clara, California 94054 (together with its successors and assigns, “Sysorex”) and _________________, (“Former Lilien Member”).

W I T N E S S E T H:

WHEREAS, Sysorex has agreed to purchase substantially all of the assets and liabilities of Lilien, LLC, a Delaware limited liability company, including the capital stock of its wholly-owned subsidiary, Lilien Systems (together, “Lilien”), pursuant to an Asset Purchase and Merger Agreement effective and entered into on March 1, 2013 (the “Purchase Agreement”) by and between Lilien and Sysorex. All capitalized terms not defined herein shall have the same meaning as set forth in the Purchase Agreement;

WHEREAS, Lilien has agreed to exchange all of the capital stock of Lilien Systems in consideration of the issuance of an aggregate of 6,000,000 shares of Common Stock of Sysorex (the “Sysorex Distributed Shares”) to be distributed to the Former Lilien Member and other members of Lilien pursuant to the Purchase Agreement;

WHEREAS, pursuant to Section 2.02(A)(c)(i) of the Purchase Agreement, Sysorex will transfer to the Former Lilien Member __________ of the Sysorex Distributed Shares (the “Guaranteed Shares”);

WHEREAS, pursuant to 2.02(A)(c)(ii) of the Purchase Agreement, the Former Lilien Member has entered into a Lock-Up/Leak-Out Agreement (the “Lock-Up/Leak-Out”) under which the Former Lilien Member has agreed to not sell, transfer or otherwise dispose of the Guaranteed Shares except as specified in the Lock-Up/Leak-Out; and

WHEREAS, pursuant to Section 2.02(B) of the Purchase Agreement, Sysorex has guaranteed the amount of the Guaranteed Proceeds (as defined in Section 2.02(B)(i)) from the sale of the Guaranteed Shares when sold pursuant to the terms and conditions of the Lock-Up/Leak-Out and in accordance with the terms and conditions of this Guaranty and subject to the Claw-back, described below.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

Section 1.

  (a)     If all of the Guaranteed Shares are sold pursuant to the Lock-Up/Leak-Out and the terms and conditions of this Guaranty by the end of the Guaranty Period (defined in Section 2.02(B)(ii)) then Sysorex shall pay to the Former Lilien Member the difference between $1.00 per Guaranteed Share and the cumulative price for which Former Lilien Member sells all of the Guaranteed Shares, less customary commissions (“Guaranteed Proceeds”).

Section 2.

 (a)     A Shortfall in the Guaranteed Proceeds shall be calculated at: the earlier of (A) (24) months from the Closing Date, or (B) the sale of all of the Guaranteed Shares (the “Guaranty Period”). For purposes of this Guaranty, a “Shortfall” is defined as the difference between the Guaranteed Proceeds and the actual cumulative proceeds the Former Lilien Member receives from the sale of all of the Guaranteed Shares. At the end of the Guaranty Period, if the Former Lilien Member is unable to sell any Shares, such Former Lilien Member shall have an option for a ten (10)-day period commencing at the end of the Guaranty Period, to put all, but not less than all, of such Former Lilien Member’s unsold Guaranteed Shares to Sysorex, for the purchase price of $1.00 per unsold Guaranteed Share. Payment by Sysorex shall be due in full within 120 days from the receipt of the put Guaranteed Shares. To the extent any Guaranteed Shares are not sold by the Former Lilien Member prior to the end of the Guaranty Period and have not been put to Sysorex for repurchase as discussed above, the Guaranty shall not apply to such unsold Guaranteed Shares.

 (b)     Notwithstanding the foregoing Guaranty by Sysorex, in the event the gross profit for the calendar years ending December 31, 2013 and 2014, attributed to the Business Assets (as defined in the Purchase Agreement) are more than twenty (20%) percent below the Forecast attached hereto as Exhibit A, the Guaranty shall be proportionately reduced (the “Claw-Back”). By way of example, in the event the gross profit attributed to the Business Assets for the fiscal year ended either December 31, 2013 or 2014, is 50% less than the projected amount set forth in Exhibit A, the Guaranty shall be reduced to $0.50 per Guaranteed Share (in the aggregate, $3,000,000 for all of the Sysorex Distributed Shares subject to this Guaranty or similar guaranties).

 (c)     Former Lilien Member shall prepare and deliver to Sysorex within one month after the end of the expiration of the Guaranty Period a cumulative statement, supported by documentation reflecting all sales of Guaranteed Shares by him, if not previously provided, and stating the amount, if any, to be paid by Sysorex to him pursuant to the terms of this Guaranty, subject to the Claw-Back.

 (d)     In the event that Former Lilien Member offers, sells, transfers or otherwise disposes of the Guaranteed Shares in violation of the Lock-Up/Leak-Out, without the prior written consent of Sysorex, the Guaranty shall not apply to the proceeds received from such sale and the Guaranty for that Former Lilien Member (not joint and several with other former Lilien Members) shall from that time be null and void.

Section 3.     Subject to Section 6 hereunder, this Agreement shall inure to the benefit of and be binding upon Sysorex, its successors and assigns, and upon the Former Lilien Members, their heirs, executors, administrators, legatees and representatives.

Section 4.     Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

Section 5.     This Guaranty shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6.     This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 7.

(a)     All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

If to the Former Lilien Member to:

With a copy to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, 15th Floor

San Francisco, CA  94104

Attention: Jeffrey B. Detwiler

Facsimile: (415) 982-1401

If to Sysorex to:

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Attention: Nadir Ali, CEO

Facsimile: 650-649-1940

With a copy to:

Davidoff Hutcher & Citron LLP

605 Third Avenue

New York, NY 10158

Attention: Elliot H. Lutzker, Esq.

Facsimile. (212) 286-1884

(b)     Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 8.     In the event that Sysorex fails to make a payment for a Shortfall in the Guaranteed Proceeds in accordance with Section 2 hereof within thirty (30) days after such payment is due, Sysorex shall be in default under this Guaranty with respect to such payment (“Default Payment”). Upon such default by Sysorex, the Former Lilien Members shall be entitled to recover the aggregate Shortfall entirely in cash and may declare a default under the Purchase Agreement and pursue all remedies to which they are entitled to the extent necessary to relieve such default. This Guaranty shall otherwise remain in full force and effect. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Guaranty shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Guaranty on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.

SYSOREX GLOBAL HOLDINGS CORP.

By:
Nadir Ali, CEO

FORMER LILIEN MEMBER

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